                                                         Exhibit (10)(iii)(A)(9)
                                                                    to
                                                            Form 10-K for 1995

                              EMPLOYMENT AGREEMENT

     This Agreement is made as of July 17, 1995 between Cincinnati Bell Inc., an Ohio corporation ("Employer" or "CBI"), and David S. Gergacz ("Executive").

     Employer and Executive agree as follows:

     1. EMPLOYMENT. By this Agreement, Employer and Executive set forth the terms of Employer's employment of Executive on and after the Effective Date.
Any prior agreements or understandings with respect to Executive's employment by Employer are cancelled as of the Effective Date. For purposes of this Agreement, "Effective Date" means August 1, 1995 or such earlier date (not earlier than the date first above written) as Executive may select to commence performing duties for Employer in Cincinnati, Ohio.

     2. PERIOD OF EMPLOYMENT. Executive's employment under this Agreement begins on the Effective Date and, subject to the terms of Section 13, will end on the day immediately preceding the fifth anniversary of the Effective Date (the "Termination Date).

     3.   DUTIES.

          (A) Effective August 1, 1995, Executive will be an Executive Vice President of CBI and President and Chief Executive Officer of Cincinnati Bell Telephone Company ("CBT"). Executive will report to the President and Chief Executive Officer of CBI.


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          (B)  Executive shall furnish such managerial, executive, financial, technical, and other skills, advice and assistance in operating CBI and CBT as Employer may request.

          (C) Executive shall perform such other duties as are assigned to Executive by the President and Chief Executive Officer of CBI.

          (D) Executive shall devote Executive's entire time, attention and energies to the business of Employer. The words "entire time, attention and energies" are intended to mean that Executive shall devote Executive's full effort during reasonable working hours to the business of Employer (or other Employer-sanctioned activities) and shall devote at least 40 hours per week to the business of Employer (or other Employer-sanctioned activities). Executive shall travel to such places as are necessary in the performance of Executive's duties. It is understood that Executive may continue to serve as an outside director of the corporations for which he is serving as an outside director immediately prior to the Effective Date. With the consent of Employer (which shall not be unreasonably withheld), Executive may serve as an outside director of additional corporations.

          (E) Within six months after the Effective Date, Executive shall move Executive's permanent residence from Unionville, Ontario to Cincinnati, Ohio.

     4.   COMPENSATION.

          (A) Executive shall receive a base salary (the "Base Salary") of at least $300,000 for each calendar year, subject to proration for any partial year, payable in accordance with Employer's standard payroll practices, during the term of this Agreement. Such Base Salary, and any other amounts payable hereunder, shall be subject to withholding as required by law.


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          (B)  In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the "Bonus") for each calendar year for which services are performed under this Agreement. Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer's regular bonus payment policies. For 1995, Executive shall receive a minimum Bonus of $62,500. Executive's Bonus for 1995 may exceed $62,500 if the goals for 1995 (based 50% on CBI's earnings, 30% on CBT's operating income and 20% on CBT's capital expenditures) are exceeded. For years after 1995, Executive shall be given a Bonus target of not less than $150,000 per year (subject to proration for any partial year). Reasonable performance goals shall be established for each year's Bonus target.

          (C) On at least an annual basis, Executive shall receive a formal performance review and be considered for Base Salary and/or Bonus target increases.

          (D) Prior to March 1, 1996, the President and Chief Executive Officer of CBI and Executive shall develop a mutually agreeable long term incentive plan for Executive under which Executive may receive from zero up to $1,200,000 at the end of a five-year performance period, based on the extent to which the agreed upon goals are met or exceeded, with $1,000,000 being the award if 100% of the agreed upon goals are met. Targets will include revenues, operating income, capital expenditures and customer service. The incentive plan shall establish reasonable performance goals and shall provide for a prorated payout in the event that Executive's employment terminates prior to the end of the five-year performance period for any of the reasons set forth in Sections 13(D) and (E). The terms of this long term incentive plan are subject to approval of the Compensation Committee of CBI's Board of Directors (the "Compensation Committee").


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     5.   EXPENSES.  All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive's duties to Employer shall be reimbursable in accordance with Employer's then current travel and expense policies.



     6.   BENEFITS.

          (A) Effective with the date of this Agreement, July 17, 1995, Executive shall be granted ten-year non-statutory options to purchase 100,000 common shares of CBI which shall be exercisable as follows: (i) options for 33,333 shares shall be exercisable on the first anniversary of the grant date,
(ii) options for an additional 33,333 shares shall be exercisable on the second anniversary of the grant date, and (iii) options for the remaining 33,334 shares shall be exercisable on the third anniversary of the grant date. In each year of Executive's employment under this Agreement after 1995, Executive will be granted ten-year non-statutory options to purchase at least 20,000 common shares of CBI which shall be exercisable on the first anniversary of the grant date. The grant price of the options shall be the fair market value on the grant date. Unexercisable options are cancelled upon termination of employment. Except in case of retirement, disability or death, unexercised options are cancelled upon termination of employment. All provisions of this Agreement which relate to the terms under which non-statutory stock options will be granted to Executive are subject to approval by the Compensation Committee. Such options may be granted under CBI's 1988 Long-Term Incentive Plan or similar stock option plan.

          (B) While Executive remains in the employ of Employer, Executive shall be entitled to participate in all of the various employee benefit plans and programs in which similarly situated Executive Vice Presidents of Employer are participating other than the non-qualified retirement plan known as the Cincinnati Bell Inc. Pension Program.


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          (C)  Notwithstanding anything contained herein to the contrary, the
Base Salary and bonuses otherwise payable to Executive shall be reduced by any benefits paid to Executive by Employer under Employer's Sickness and Accident Disability Plan and Long Term Disability Plan for Salaried Executives.

          (D) A supplemental, non-qualified pension will be provided to Executive by Employer in accordance with this Section 6(D).

               (i) If Executive's employment with Employer terminates on or after the Termination Date and prior to the fifth anniversary of the Termination Date, Executive's non-qualified pension shall be equal to that portion of Executive's accrued pension under Employer's Management Pension Plan ("CBMPP") which is attributable to Executive's first five years of service with Employer.

              (ii) If Executive's employment with Employer terminates on or after the fifth anniversary of the Termination Date, the non-qualified pension shall be equal to that portion of Executive's accrued pension under CBMPP which is attributable to Executive's first ten years of service with Employer.

             (iii) If Executive's employment with Employer terminates after a Change in Control of CBI or CBT (as hereafter defined in this Agreement) and prior to the fifth anniversary of the Termination Date, Executive shall receive a non-qualified pension equal to the pension which would have accrued for Executive under CBMPP as of the fifth anniversary of the Termination Date assuming that Executive continued in employment until the fifth anniversary of the Termination Date, that CBMPP was not amended after the Effective Date, that the assumed interest rate used for calculating Executive's cash balance under CBMPP was 8% and that Executive's Base Salary in effect on the date Executive's employment terminates continued in effect through the fifth anniversary of the Termination Date. The non-qualified pension otherwise payable under


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this Section 6(D)(iii) shall be reduced by the value of Executive's vested benefit (if any) under CBMPP.

              (iv) Executive's non-qualified pension under this Section 6(D) shall be paid in one lump sum within 90 days after Executive termination of employment. If Executive's employment with Employer terminates by reason of Executive's death, the non-qualified pension shall be paid to Executive's Estate.

               (v) Nothing contained in this Section 6(D) shall be construed to give Executive any right to continued employment except under the express terms of this Agreement. The provisions of this Section 6(D) shall survive the term of Executive's employment under this Agreement.

          (E) Employer shall compensate Executive for the period Executive is not eligible to participate in the Company's Retirement Savings Plan by paying Executive $10,000 (which includes a tax gross-up of $4,000) on the first anniversary of the Effective Date. Such amount shall be payable only if Executive is continuously employed by Employer from the Effective Date through the first anniversary of the Effective Date. This payment shall not be used in the calculation of any benefits that are otherwise provided by Employer.

          (F) In addition to the Bonus called for under Section 4(B), Executive shall receive a hiring bonus of $100,000 on the Effective Date. In conjunction with the relocation of Executive and Executive's family from Unionville, Ontario to Cincinnati, Ohio, Employer shall reimburse Executive for Executive's travel, temporary lodging and food expenses, moving expenses, closing costs (on the old residence), points (on the new residence), reasonable attorneys fees (in conjunction with the purchase of the new residence) and the costs of a bridge loan to provide the new residence. Employer's payments under the preceding sentence shall not be less than $50,000.00. Executive


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may elect to have Executive's residence in Unionville, Ontario purchased through
Employer's Home Acquisition Program the terms of which have previously been supplied to Executive and which is made a part of this Agreement except that Executive shall have 90 days to accept or reject the offer under the Home Acquisition Program. If Executive elects to sell Executive's residence in Unionville, Ontario, without using Employer's Home Acquisition Program,
Executive shall be reimbursed for real estate commissions (not in excess of 6% of the sale price) paid by Executive with respect to such sale. If the sale price obtained for Executive's Unionville, Ontario residence (before real estate commissions), whether sold by Executive directly or under the Home Acquisition Program, is less than Executive's basis in the residence, Employer shall pay Executive an amount equal to the lesser of (a) the difference between the sale price obtained (before real estate commissions) and Executive's basis and
(b)$200,000 less any real estate commissions reimbursed by Employer under the preceding sentence; provided that if Executive elects to sell the residence without using Employer's Home Acquisition Program, in no event shall the sale price obtained for Executive's residence be deemed to be less than the amount which Executive would have received if the residence had been sold by Executive under Employer's Home Acquisition Program. The payments called for under this
Section 6(F) shall not be used in the calculation of any benefits that are otherwise provided by Employer.

          (G) On the Effective Date and while Executive remains employed under this Agreement, Executive shall be entitled to either (i) the use of a vehicle similar in price to a Buick Park Avenue (with Employer providing all maintenance, gas and oil), or (ii) in lieu of the use of a vehicle, a monthly cash payment of $900.

          (H) Employer shall pay the initiation fee for a country club, of Executive's choice, in the Cincinnati, Ohio area. Employer also shall pay Executive the sum of $10,000 to cover the cost of joining an interim golf club pending admission to the country


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club of Executive's choice.  The payouts provided for under this Section 6(H)
shall not be used in the calculation of any benefits that are otherwise provided by Employer.

          (I) Executive shall receive telephone concession service, including 100% coverage for access lines, access charges, one-time charges, touch tone and custom calling services, 100% coverage on the first $100 of toll service per month and 50% coverage on the next $100 of toll service per month.

          (J) Employer shall pay Executive's financial and legal consultant fees up to $7,000 per calendar year.

     7. CONFIDENTIALITY. Employer and its Affiliates are engaged in the telecommunications services, information services and telecommunications support services industries within the U.S. and world wide. Executive acknowledges that in the course of employment with the Employer, Executive will be entrusted with or obtain access to information proprietary to the Employer and its Affiliates with respect to the following (all of which information is referred to hereinafter collectively as the "Information"); the organization and management of Employer and its Affiliates; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of Employer and its Affiliates; customer and supplier contracts and transactions or price lists of Employer, its Affiliates and their suppliers; products, services, programs and processes sold, licensed or developed by Employer and its Affiliates; technical data, plans and specifications, present and/or future development projects of Employer and its Affiliates; financial and/or marketing data respecting the conduct of the present or future phases of business of Employer and its Affiliates; computer programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of Employer and its Affiliates; and other information considered confidential by any of the Employer, its Affiliates or


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customers or suppliers of Employer and its Affiliates.  Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Executive's duties for Employer, without the express written consent of Employer. For purposes of this Agreement, "Affiliate" means each direct and indirect subsidiary of CBI. The provisions of this Section 7 shall not apply to information which has been made available to the public from sources other than Executive.

     8. NEW DEVELOPMENTS. All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Executive, alone or with others, at any time during the term of employment, whether or not during working hours or on Employer's premises, which are within the scope of or related to the business operations of Employer or its Affiliates or that relate to Employer or Affiliate work or project, present, past or contemplated ("New Developments"), shall be and remain the exclusive property of Employer. Executive shall, do all things reasonably necessary to ensure ownership of such New Developments by Employer, including the execution of documents assigning and transferring to Employer, all of Executive's right, title and interest in and to such New Developments, and the execution of all documents required to enable Employer to file and obtain patents, trademarks and copyrights in the United States and foreign countries on any of such New Developments.

     9. SURRENDER OF MATERIAL UPON TERMINATION. Executive hereby agrees that upon cessation of Executive's employment, for whatever reason and whether voluntary or involuntary, Executive will immediately surrender to Employer all of the property and other things of value in Executive's possession or in the possession of any person or entity under Executive's control that are the property of Employer or any of its Affiliates, including without limitation all personal notes, drawings, manuals, documents, photographs, or the like, including copies and derivatives thereof, relating directly or indirectly to any confidential information or materials or New Developments, or relating directly or



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indirectly to the business of Employer or any of its Affiliates.

     10. REMEDIES. Employer and Executive hereby acknowledge and agree that the services rendered by Executive to Employer, the information disclosed to Executive during and by virtue of Executive's employment, and Executive's commitments and obligations to Employer and its Affiliates herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement will cause the non-breaching party irreparable injury and damage, and consequently the non-breaching party shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement.

     11. COVENANT NOT TO COMPETE. During the two-year period following termination of Executive's employment with Employer for any reason (or if this period is unenforceable by law, then for such period as shall be enforceable) Executive will not, without first obtaining written permission from Employer (which permission shall not be unreasonably withheld), engage in any business offering services related to the current business of Employer or any of its Affiliates in any capacity which requires or utilizes the skill, training and knowledge acquired by Executive while employed by Employer, whether such capacity be as a principal, partner, joint venturer, agent, employee, salesman, consultant, director or officer, where such position would involve Executive in any business activity in competition with Employer or any of its Affiliates. This restriction will be limited to the geographical area where Employer or any of its Affiliates is then engaged in such competing business activity or to such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of Employer.

          During the two-year period following termination of Executive's employment by Employer for any reason (or if this period is unenforceable by law, then for such period


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as shall be enforceable) Executive will not interfere with or adversely affect, either directly or indirectly, Employer's or Employer's Affiliates' relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of employment as a customer, client, supplier, consultant or employee of Employer or any of its Affiliates and that Executive will not divert or change, or attempt to divert or change, any such relationship to the detriment of Employer or any of its Affiliates or to the benefit of any other person, firm, association, corporation or other entity.

          Executive will not, during or at any time after the termination of Executive's employment with Employer, induce or seek to induce, any other employee of Employer or any of its Affiliates to terminate such employee's relationship with Employer or the Affiliate which employs such employee.

     12. GOODWILL. Executive will not intentionally disparage or act in any manner, directly or indirectly, which may damage the business of Employer or any of its Affiliates or which would adversely affect the goodwill, reputation, and business relationships of Employer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

     13.  TERMINATION.

          (A) (i) Employer or Executive may terminate this Agreement upon Executive's failure or inability to perform the services required hereunder because of any physical or mental infirmity for which Executive receives disability benefits under Employer's Sickness and Accident Disability Benefit Plan and/or Employer's Long Term Disability Plan for Salaried Executives as the case may be (the "Plans"), over a period of one hundred twenty consecutive working days during any twelve consecutive month period (a "Terminating Disability").


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               (i)  If Employer or Executive elects to terminate this Agreement in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other.

              (ii) Upon termination of this Agreement on account of Terminating Disability, Employer shall pay Executive Executive's accrued Base Salary and Bonus (subject to offset for any amounts received pursuant to the Plans), to the date of termination. For as long as such Terminating Disability may exist, Executive shall continue to be an employee of Employer for all other purposes and Employer shall provide Executive with disability benefits and all other benefits according to the provisions of the Plans and any other Employer plans in which Executive is then participating.

             (iii) If the parties elect not to terminate this Agreement upon an event of a Terminating Disability and Executive returns to active employment with Employer prior to such a termination, or if such disability exists for less than one hundred twenty consecutive working days, the provisions of this Agreement shall remain in full force and effect.

          (B) This Agreement terminates immediately and automatically on the death of Executive, provided, however, that the Executive's estate shall be paid Executive's accrued compensation hereunder, whether Base Salary or Bonus, to the date of death.

          (C) Employer may terminate this Agreement immediately in the event that Executive is wilfully negligent in the performance of Executive's duties or breaches Section 21 of this Agreement, or in the event of Executive's conviction of a felony.


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          (D)  Employer may terminate this Agreement upon 60 days written notice for any reason other than those set forth in Section 13(A), (B) or (C). In the event of a termination under this Section 13(D), Employer shall pay Executive an amount equal to two times the Base Salary as it exists at the time of termination plus two times the minimum Bonus target under Section 4(B) (or if greater the product obtained by multiplying the Base Salary as it exists at the time of termination plus the minimum Bonus target under Section 4(B) times the number of whole and fractional years from the date of termination through the Termination Date) and that portion of long term award under Section 4(D) payable through the date of termination.

          (E) If Executive resigns while employed under this Agreement and within 90 days after a Change in Control of CBI or CBT, this Agreement shall thereupon terminate. Employer or any successor of Employer shall pay Executive an amount equal to the greater of (i) $900,000 or (ii) 2.99 times the Base Salary as it exists at the time of termination. In the event of a Change in Control of CBI or CBT while Executive is employed under this Agreement, the stock options granted Executive under Section 6(A) shall become immediately exercisable, Executive shall receive that portion of the long term award under
Section 4(D) payable through the date of termination and, if Executive's employment terminates prior to the Termination Date, Executive shall be entitled to receive the non-qualified pension provided in Section 6(D)(iii). During the 90-day period following a Change in Control, Employer shall have no right under
Section 13(C) to terminate Executive without cause. In the case of CBI, "Change in Control" means a change in control as defined in the 1988 Plan. In the case of CBT, "Change in Control" means a change of ownership in which CBI ceases to own, directly or indirectly, fifty-one percent (51%) of the voting control of CBT or a change in which substantially all of the assets of CBT are sold to another company in which CBI does not own, directly or indirectly, fifty-one percent (51%) of the voting control.


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          (F)  Upon termination of this Agreement as a result of an event of termination described in this Section 13 and except for Employer's payment of the required payments under this Section 13, all further compensation under this Agreement shall terminate; provided, however, that all qualified deferred compensation which Executive may be entitled to receive pursuant to any of Employer's pension or profit sharing plans in which Executive may participate during Executive's employment with Employer shall be paid pursuant to the provisions of such plans at such times as any such amounts become payable to Executive. It is further understood that for purposes of this Section 13, the term "accrued compensation" shall include all non-qualified deferred compensation, of whatever type or form, either previously granted to Executive by Employer or otherwise earned or received by Executive. Executive shall not be required to mitigate the amount of any payout provided for in this Section 13 by seeking other employment or otherwise.

          (G) The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties under Sections 7, 8, 9, 10, 11, and 12 hereof, the terms of which shall survive the termination of this Agreement.

     14. ASSIGNMENT. As this is an agreement for personal services involving a relation of confidence and trust between Employer and Executive, all rights and duties of Executive arising under this Agreement, and the Agreement itself, are nonassignable by Executive.

     15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered personally or by certified mail to Executive at Executive's place of residence as then recorded on the books of Employer or to Employer at its principal office.


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     16.  WAIVER.  No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

     17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio.

     18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to Executive's employment by Employer. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

     19. SEVERABILITY. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

     20. SUCCESSORS AND ASSIGNS. Subject to the requirements of Section 14 above, this Agreement shall be binding upon Executive, Employer and Employer's successors and assigns.

     21. CONFIDENTIALITY OF AGREEMENT TERMS. The terms of this Agreement shall be held in strict confidence by Executive and shall not be disclosed by Executive to anyone other than Executive's spouse, Executive's legal counsel and Executive's other advisors. Further, Executive shall not discuss the terms of this Agreement with anyone other than the President and Chief Executive Officer of CBI, and any other person to


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whom the President and Chief Executive Officer of CBI has granted access to the terms of this Agreement. Breach of this term of the Agreement shall be grounds for dismissal with cause under Section 13(C) of this Agreement. Notwithstanding the foregoing, any disclosure of the terms of this Agreement required by law shall not be considered a breach of this Section 21.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        CINCINNATI BELL INC.



                                        By  /s/ John T. LaMacchia
                                            ------------------------------------

                                        EXECUTIVE


                                        /s/ David S. Gergacz
                                        ----------------------------------------
                                        David S. Gergacz


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